Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS AN INCREASE

IN THIRD QUARTER EARNINGS

WAYNE, NJ – October 22, 2009 — Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the third quarter of 2009 of $31.6 million, $0.18 per diluted common share, compared to third quarter of 2008 earnings of $3.6 million, or $0.03 per diluted common share. Diluted earnings per common share were negatively impacted by accrued preferred stock dividends and accretion totaling $6.0 million ($0.04 per common share) and a $2.8 million ($0.01 per common share) non-cash charge due to the change in the fair value of junior subordinated debentures carried at fair value for the third quarter of 2009. For the third quarter of 2008, diluted earnings per common share were reduced by other-than-temporary impairment and realized losses totaling $70.9 million ($0.31 per common share) on Fannie and Freddie Mac perpetual preferred stock, partially offset by a $20.9 million ($0.10 per common share) non-cash gain due to the change in the fair value of junior subordinated debentures.

Performance Highlights

•

Net Interest Margin: Net interest margin on a tax equivalent basis was 3.61 percent in the third quarter of 2009 versus 3.52 percent in the second quarter of 2009 and 3.64 percent in the third quarter of 2008. The linked quarter increase in net interest margin resulted mainly from lower interest rates on time deposits, maturing high cost time deposits, and a slightly higher yield on the loan portfolio. Net interest income on a fully tax equivalent basis increased by $2.0 million as compared to the second quarter of 2009. See “Net Interest Income and Margin” section below for more details.

•

Asset Quality: Total loans past due 30 days or more on our entire loan portfolio of $9.5 billion were 1.60 percent at September 30, 2009 compared to 1.49 percent at June 30, 2009. Our commercial real estate loan portfolio had loans past due 30 days or more totaling 1.05 percent at September 30, 2009. The residential mortgage and home equity loan portfolios totaling approximately 23,000 individual loans had only 211 loans past due 30 days or more at September 30, 2009. The residential mortgage and home equity loan delinquencies totaled $40.5 million, or 1.57 percent of $2.6 billion in total loans within these categories at September 30, 2009. See “Credit Quality” section below for more details.

•

Provision for credit losses: The provision for credit losses totaled $12.7 million for the third quarter of 2009 as compared to $13.1 million for the second quarter of 2009 and $6.9 million for the third quarter of 2008. The provision for credit losses was $2.7 million higher than net charge-offs totaling $10.0 million for the third quarter of 2009 due to, among other factors, an increase in the valuation allowance for impaired loans (mainly consisting of non-accrual

Valley National Bancorp (NYSE: VLY)

2009 Third Quarter Earnings

October 22, 2009

commercial and industrial loans and commercial real estate loans) and the potential impact of a prolonged economic recovery on our asset quality.

•

Capital Strength: Our regulatory capital ratios continue to reflect Valley’s strong capital position. The Company’s total risk-based capital, Tier I capital, and leverage capital were 12.66 percent, 10.77 percent, and 8.46 percent, respectively at September 30, 2009. During the third quarter of 2009, we completed our previously announced “at-the-market” common equity offering, consisting of the sale of 5.67 million shares of newly issued common stock for net proceeds totaling $71.6 million. All share transactions under the program occurred during the third quarter of 2009, except for 43 thousand shares totaling $401 thousand in net proceeds during the second quarter of 2009.

In September 2009, we repurchased 125,000 of our Series A Fixed Rate Cumulative Perpetual Preferred Stock from the U.S. Department of the Treasury for an aggregate purchase price of $125.7 million (including accrued and unpaid dividends). Including our repurchase of 75,000 shares in June 2009, we have repurchased $200 million of $300 million in senior preferred shares issued to the Treasury under the Capital Purchase Program during November 2008.

•

Loans: Commercial real estate loans grew by $74.1 million, or 8.7 percent on an annualized basis as we continue to find quality lending opportunities made available by the tight credit markets. However, the overall loan portfolio declined 4.5 percent on an annualized basis to $9.5 billion at September 30, 2009 as all other loan categories experienced declines during the quarter. The declines were due to several factors, including our high credit standards, current economic conditions, and our decision to sell or hold for sale approximately $93 million in residential mortgage loan originations during the third quarter of 2009. See “Loans and Deposits” section below for more details.

•

Trading: The Company did not engage in trading activity during the third quarter of 2009. Net income included net trading losses totaling $3.5 million for the third quarter of 2009 which consist of non-cash mark to market losses on our junior subordinated debentures carried at fair value and the fair value of our trading securities portfolio.

•

Operating Efficiency: Total operating expenses for the third quarter of 2009 decreased by 5.4 percent to $73.9 million from $78.1 million in the second quarter of 2009 mainly due to a $6.5 million FDIC special assessment recorded as of June 30, 2009. Our operating efficiency ratio was 55.9 percent for the third quarter of 2009.

On September 29, 2009, the FDIC proposed a rule that would require insured institutions to prepay their estimated quarterly assessments through December 31, 2012 to strengthen the cash position of the Deposit Insurance Fund. Once final, the rule would require the cash prepayment on December 30, 2009. Management believes the prepayment (estimated to be approximately $48.5 million) will not have a significant impact on our future cash position or operations.

Valley National Bancorp (NYSE: VLY)

2009 Third Quarter Earnings

October 22, 2009

Chairman’s Comments

Gerald H. Lipkin, Chairman, President and CEO commented that, “The third quarter 2009 results produced no real surprises as Valley continues to perform well in the face of one of the worst economic recessions in recent history. The economy’s slow recovery from the recession continues to impact us as well as all financial institutions. However, our net interest margin, the main driver of our business, has shown continued strength and improved by 9 basis points from the second quarter of 2009 to 3.61 percent on a tax equivalent basis for the third quarter of 2009. The net interest margin results, including the increase in net interest income as compared to the second quarter of 2009, is a clear reflection of our disciplined management of lending and our marginal cost of funds.

We are pleased with the level of loan delinquencies when compared to the most recent results reported by our peers. Our total delinquencies 30 days or more past due for the entire loan portfolio were 1.60 percent, of which only 1.02 percent are greater than 90 days past due or non-accrual loans. Additionally, we believe our commercial real estate loan delinquencies totaling 1.05 percent at September 30, 2009 remain well controlled mainly due to our underwriting standards which typically require a combination of strong cash flow, substantial down payment, and personal guarantees.

Despite our acceptable loan performance, we recorded a provision for credit losses that was $2.7 million greater than net charge-offs during the third quarter of 2009. The addition to our reserves was, among other factors, to provide for potential loan deterioration that may result from a prolonged U.S. economic recession. The allowance for credit losses as a percentage of total loans increased 4 basis points to 1.10 percent at September 30, 2009 as compared to June 30, 2009 and increased 21 basis points compared to September 30, 2008.

Our capital levels remained strong, and as a result we were able to repurchase $125 million of our senior preferred shares from the Treasury after careful consideration of our balance sheet’s credit risk and economic conditions. This repurchase will reduce future preferred dividends and should have a positive impact on net income available to our common stockholders. We may request future redemptions of part or all of our remaining $100 million in senior preferred shares depending on the path of the economy, our future performance and capital needs.”

Credit Quality

Given the state of the U.S. economy and the current level of our loan delinquencies and losses relative to our peers, management believes that our credit quality remains good. Our focus has been and continues to be on traditional lending, utilizing our time-tested underwriting approach. With a loan portfolio totaling approximately $9.5 billion, net loan charge-offs for the third quarter of 2009 were $10.0 million compared to $8.2 million for the second quarter of 2009, and $4.4 million for the third quarter of 2008.

Valley National Bancorp (NYSE: VLY)

2009 Third Quarter Earnings

October 22, 2009

Valley’s allocated reserves for the commercial and industrial loan portfolio increased $3.0 million or 22 basis points as a percentage of the commercial loan portfolio during the period mainly due to specific reserves for one new impaired loan relationship. The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category:

	September 30, 2009		June 30, 2009		September 30, 2008
	Allowance Allocation	Allocation as a % of loan category	Allowance Allocation	Allocation as a % of loan category	Allowance Allocation	Allocation as a % of loan category
Loan category:

Commercial and Industrial loans*	$56,682	3.14%	$53,721	2.92%	$40,546	2.13%

Mortgage:
Construction	13,828	3.10%	14,856	3.10%	14,397	3.06%
Residential mortgage	5,538	0.28%	4,911	0.24%	3,771	0.16%
Commercial real estate	10,539	0.30%	10,398	0.31%	12,520	0.39%

Total mortgage loans	29,905	0.50%	30,165	0.51%	30,688	0.51%

Consumer:
Home equity	1,708	0.30%	1,686	0.29%	1,627	0.27%
Other consumer	10,683	0.89%	10,721	0.86%	11,428	0.72%

Total consumer loans	12,391	0.70%	12,407	0.67%	13,055	0.60%
Unallocated	6,076	NA	6,024	NA	5,472	NA

	$105,054	1.10%	$102,317	1.06%	$89,761	0.89%

*	Includes the reserve for unfunded letters of credit.

Total non-performing assets, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets, totaled $82.8 million, or 0.87 percent of loans at September 30, 2009 compared to $66.4 million, or 0.69 percent of loans at June 30, 2009. Non-accrual loans increased $16.3 million to $74.0 million at September 30, 2009 as compared to $57.7 million at June 30, 2009. The increase in non-accrual loans was mostly due to three construction loans and two commercial real estate loans totaling $14.4 million and an increase in non-performing residential mortgage loans. Management believes most of the total non-accrual loans are well secured and, ultimately, collectible based on, in part, our quarterly valuation of impaired loans. OREO and other repossessed assets totaled a combined $8.7 million at September 30, 2009, unchanged from June 30, 2009.

Loans past due 90 days or more and still accruing increased $3.6 million to $23.1 million, or 0.24 percent of total loans at September 30, 2009 compared to $19.5 million, or 0.20 percent at June 30, 2009 primarily due to a $2.6 million increase in residential mortgage loans. The increase in loan delinquencies reflects the difficult economic climate, however, we believe our high underwriting policies continue to mitigate much of the potential impact of the economic environment as we view our overall delinquencies as relatively small in comparison to many other financial service providers.

Troubled debt restructured loans, with modified terms and not reported as loans 90 days or more past due and still accruing or non-accrual, decreased $2.6 million to $19.4 million at September 30, 2009 as compared to $22.0 million at June 30, 2009, primarily due to one commercial loan no longer classified as a troubled debt restructured loan (due to its performance to contractual terms over a period greater than 12 months).

Valley National Bancorp (NYSE: VLY)

2009 Third Quarter Earnings

October 22, 2009

Loans and Deposits

During the quarter, loans decreased $107.0 million to approximately $9.5 billion at September 30, 2009. The linked quarter decrease was mainly comprised of decreases in automobile, residential mortgage, commercial and industrial, and construction loans of $51.1 million, $49.7 million, $34.1 million and $32.6 million, respectively, partially offset by a $74.1 million increase in commercial real estate loans. Our automobile loan portfolio has declined for five consecutive quarters mainly due to low consumer demand for new and used vehicles, as well as Valley’s move to further strengthen its auto loan underwriting standards in light of the weakened economy. The decline in the residential mortgage loan portfolio continued during the third quarter of 2009 as expected by management based on our secondary market sales of most refinanced loans and new loan originations. The decline in commercial and industrial loans is mainly due to a slowdown in new commercial loan activity and a decrease in line of credit usage by customers caused by the economy. Construction loans decreased due to normal incremental paydowns on existing loans coupled with lower new loan volume due to the slowdown in the housing market. Commercial real estate loans continued to modestly increase quarter over quarter as we benefited from the dislocation in the credit markets for new loans with quality borrowers meeting our credit standards. We may experience further declines in the loan portfolio during the remainder of 2009 and 2010 due to a slow economic recovery cycle or as a result of our asset/liability management strategies, including the sale of residential mortgage loan originations with low fixed interest rates.

During the quarter, total deposits increased $122.0 million to approximately $9.4 billion at September 30, 2009. At September 30, 2009, savings, NOW, and money market deposits increased $181.5 million and time deposits increased $48.1 million, partially offset by a $107.6 million decline in non-interest bearing deposits as compared to June 30, 2009. The increases in savings, NOW, and money market deposits and time deposits were due, in part, to additional deposits generated from de novo branch locations put in-service over the last twelve months. Non-interest bearing deposits decreased 4.6 percent during the third quarter of 2009 primarily due to normal fluctuations in both commercial and retail customer account balances.

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $116.4 million for the third quarter of 2009, relatively unchanged from the same quarter of 2008 and an increase of $2.0 million from the linked quarter ended June 30, 2009. The linked quarter increase was primarily due to lower interest expense caused by maturing high cost time deposits during the third quarter of 2009. A three basis point increase in the yield on average loans also contributed to the increase in net interest income for the third quarter of 2009. The positive effect of these items on our net interest income was partially negated by a $188.9 million decrease in average loans during the three months ended September 30, 2009.

The net interest margin on a tax equivalent basis was 3.61 percent for the third quarter of 2009, an increase of 9 basis points from 3.52 percent for the linked quarter ended June 30, 2009 and a decrease of 3 basis points as compared to the third quarter of 2008. The cost of average interest bearing liabilities declined 19 basis points from the second quarter of 2009 mainly due to a 51 basis point decrease in the cost of average time deposits caused by maturing higher cost certificates of deposit.

Valley National Bancorp (NYSE: VLY)

2009 Third Quarter Earnings

October 22, 2009

The yield on average interest earning assets decreased by 6 basis points on a linked quarter basis mainly due to a 41 basis point decrease in yield on average taxable investments as compared to the three months ended June 30, 2009.

Our cost of total deposits totaled 1.13 percent for the third quarter of 2009 compared to 1.36 percent for the three months ended June 30, 2009. The decrease of 23 basis points was due to maturing high cost certificates of deposit and a $12.3 million increase in average non-interest bearing deposits.

Non-Interest Income (Loss)

Third quarter of 2009 compared with third quarter of 2008

Non-interest income for the third quarter of 2009 increased $49.2 million to $17.1 million as compared to a non-interest loss of approximately $32.1 million for the quarter ended September 30, 2008. Net impairment losses on securities decreased by $64.8 million to $743 thousand in impairment related to additional estimated credit losses on certain private label mortgage-backed securities (that were originally deemed other-than-temporarily impaired in the first quarter of 2009) for the third quarter of 2009 compared to $65.5 million loss for the same period of 2008. The other-than-temporary impairment charges incurred during the third quarter of 2008 were due to substantial declines in value of Fannie Mae and Freddie Mac perpetual preferred securities resulting from the government’s decision to place these companies into conservatorship. Net trading losses increased $18.2 million to $3.5 million for the third quarter of 2009 compared to a net trading gain of $14.7 million in the same period of 2008 primarily due to the change in the fair value of our junior subordinated debentures carried at fair value. Net gains on sales of loans increased $2.4 million to $2.7 million for the quarter ended September 30, 2009 mainly due to higher sale volumes. Valley is currently selling most refinanced and new residential mortgage loan originations in the secondary market due to the level of current interest rates. Net losses on securities transactions decreased $1.9 million due to realized losses on the sale of certain Fannie Mae and Freddie Mac preferred securities during the third quarter of 2008. Bank owned life insurance (“BOLI”) income decreased $1.2 million as compared to the third quarter of 2008 mainly due to the severe downturn in financial markets and its negative impact on the performance of the underlying investment securities of the BOLI asset.

Third quarter of 2009 compared with second quarter of 2009

Non-interest income for the third quarter of 2009 increased $17.5 million to $17.1 million as compared to a non-interest loss of $389 thousand for the second quarter of 2009 mainly due to a decline in net trading losses of $15.2 million in the third quarter of 2009. The majority of the decrease in net trading losses was caused by a $24.4 million non-cash charge on the change in the fair value of the junior subordinated debentures in the second quarter of 2009, as compared to a $2.8 million non-cash charge recognized on the change in the fair value of these debentures in the third quarter of 2009. The losses for the second quarter of 2009 were partially offset by mark to market and realized gains on the trading securities portfolio. Net impairment losses on securities decreased $1.7 million during the third quarter of 2009 as compared to the linked second quarter of 2009. The third quarter of 2009 included $743 thousand in additional estimated credit losses on certain private label mortgage-backed securities as compared to $2.4 million in estimated credit losses recognized on the same securities during the second quarter of 2009.

Valley National Bancorp (NYSE: VLY)

2009 Third Quarter Earnings

October 22, 2009

Non-Interest Expense

Third quarter of 2009 compared with third quarter of 2008

Non-interest expense totaling $73.9 million for the three months ended September 30, 2009 remained relatively unchanged from the same period one year ago. However, the FDIC insurance assessment increased $2.9 million to $3.3 million for the third quarter of 2009 as compared to $412 thousand for the third quarter of 2008 due to the depletion of our prior period FDIC acquisition credit, higher normal assessment rates and our election to participate in the FDIC’s Temporary Liquidity Guarantee Program since the prior year period. Other non-interest expense decreased $2.0 million to $11.1 million for the three months ended September 30, 2009 as compared to the same period of 2008 due to a $1.2 million prepayment penalty on $25.0 million in Federal Home Loan Bank advances during the third quarter of 2008 and lower other real estate owned expense during the 2009 period. Salary and employee benefits also decreased a combined $1.0 million as compared to the third quarter of 2008 primarily due to staffing efficiencies fully realized during 2009 relating to staff acquired in the acquisition of Greater Community Bancorp on July 1, 2008.

Third quarter of 2009 compared with second quarter of 2009

Non-interest expense decreased by $4.2 million, or 5.4 percent to $73.9 million for the third quarter of 2009 from $78.1 million for the linked quarter ended June 30, 2009. The FDIC’s insurance assessment decreased $6.9 million from the linked quarter mainly due to a special assessment totaling $6.5 million imposed during the second quarter of 2009. Salary and employee benefits increased a combined $1.2 million mainly due to additional staffing caused, in part, by five de novo branches opened since the middle of the second quarter of 2009. Amortization of other intangible assets increased $699 thousand mainly due to a $681 thousand net valuation allowance recovery on the fair value of previously impaired loan servicing rights during the second quarter of 2009.

Income Tax Expense

Income tax expense was $14.0 million for the third quarter of 2009, reflecting an effective tax rate of 30.6 percent, compared with an income tax benefit of $1.2 million for the third quarter of 2008, reflecting an effective tax benefit rate of 47.6 percent. The increase in income tax expense from the 2008 period reflects the lower level of pre-tax income during the third quarter of 2008 caused by other-than-temporary impairment and realized losses on Fannie Mae and Freddie Mac perpetual preferred securities. Additionally, the effective tax rate for the third quarter of 2009 was adversely impacted by lower tax advantaged income (caused by a reduction in BOLI income, and a decrease in non-taxable income and dividends from investment securities) and higher state and local tax expense.

Income tax expense was $36.7 million for the nine months ended September 30, 2009, reflecting an effective tax rate of 30.4 percent, compared with $19.9 million for the same period of 2008, reflecting an effective tax rate of 20.6 percent. The increase was due to several factors, including the lower level of 2008 pre-tax income and a $6.5 million reduction in Valley’s deferred tax asset valuation allowance in 2008. Additionally, the effective tax rate in 2009 was negatively impacted by lower tax advantaged income and higher state and local tax expense.

Valley National Bancorp (NYSE: VLY)

2009 Third Quarter Earnings

October 22, 2009

Management expects that our adherence to FIN 48 will continue to result in increased volatility in our future quarterly and annual effective income tax rates because FIN 48 requires that any change in judgment or change in measurement of a tax position taken in a prior annual period be recognized as a discrete event in the period in which it occurs. Factors that could impact management’s judgment include changes in income tax laws and regulations, and tax planning strategies. For the fourth quarter of 2009, Valley anticipates an effective tax rate of approximately 30 percent.

De novo Branch Program

Over the last several years, we have maintained a branch expansion plan which focuses on expanding our presence in the New Jersey counties and towns neighboring our current office locations, as well as in Manhattan, Kings and Queens Counties in New York. During the third quarter of 2009, we opened four new branches, including our seventh and fourth branches located in Brooklyn and Queens, respectively, increasing our total new branches to seven for the first nine months of 2009. Valley anticipates completing three additional de novo branch projects during the fourth quarter of 2009, including one additional branch office in both Brooklyn and Queens.

The current downturn in the economy, coupled with the possibility that acquisition opportunities may become available, are expected to slow future branch expansions on a de novo basis. Generally, new branches add future franchise value; however, the additional operating costs and capital requirement will have a negative impact on non-interest expense and net income for several years until the branch operations become individually profitable.

About Valley

Valley is a regional bank holding company, headquartered in Wayne, New Jersey, with over $14 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 199 branches in 135 communities serving 14 counties throughout northern and central New Jersey and Manhattan, Brooklyn and Queens. Valley National Bank is the largest commercial bank headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley National Bank offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley National Bank’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions.

Valley National Bancorp (NYSE: VLY)

2009 Third Quarter Earnings

October 22, 2009

These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to those factors disclosed in Valley’s Annual Report on Form 10-K for the year ended December 31, 2008 and its subsequent Quarterly Reports on Form 10-Q.

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-Tables to Follow-

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended			Nine Months Ended
($ in thousands, except for share data)	September 30, 2009	June 30, 2009	September 30, 2008	September 30,
				2009	2008
FINANCIAL DATA:
Net interest income	$115,068	$113,113	$115,232	$337,745	$313,392
Net interest income - FTE (2)	116,371	114,403	116,588	341,619	317,529
Non-interest income (loss) (3)	17,078	(389)	(32,104)	47,674	5,077
Non-interest expense	73,892	78,106	73,842	228,944	205,279
Income tax expense (benefit)	13,950	6,557	(1,159)	36,745	19,879
Net income	31,582	14,997	3,595	83,963	76,661
Dividends on preferred stock and accretion	5,983	5,789	—	15,996	—
Net income available to common stockholders	25,599	9,208	3,595	67,967	76,661
Weighted average number of common shares outstanding (4):
Basic	145,052,655	141,804,034	141,568,980	142,889,382	135,358,526
Diluted	145,053,020	141,804,908	141,717,842	142,889,911	135,437,231
Per common share data (4):
Basic earnings	$0.18	$0.06	$0.03	$0.48	$0.57
Diluted earnings	0.18	0.06	0.03	0.48	0.57
Cash dividends declared	0.19	0.19	0.19	0.57	0.57
Book value	8.03	7.75	7.68	8.03	7.68
Tangible book value (1)	5.87	5.50	5.41	5.87	5.41
Closing stock price - high	13.56	15.03	22.86	18.91	22.86
Closing stock price - low	10.91	10.95	13.75	8.38	13.75
CORE ADJUSTED FINANCIAL DATA (1):
Net income available to common stockholders, as adjusted	$26,064	$10,731	$47,675	$71,313	$121,336
Basic earnings per share, as adjusted	0.18	0.08	0.34	0.50	0.90
Diluted earnings per share, as adjusted	0.18	0.08	0.34	0.50	0.90
FINANCIAL RATIOS:
Net interest margin	3.57%	3.48%	3.59%	3.45%	3.45%
Net interest margin - FTE (2)	3.61	3.52	3.64	3.49	3.49
Annualized return on average assets	0.89	0.42	0.10	0.78	0.78
Annualized return on average shareholders’ equity	9.35	4.41	1.28	8.24	10.09
Annualized return on average tangible shareholders’ equity (1)	12.25	5.77	1.80	10.77	13.27
Efficiency ratio (5)	55.92	69.29	88.83	59.40	64.46
CORE ADJUSTED FINANCIAL RATIOS (1):
Annualized return on average assets, as adjusted	0.91%	0.46%	1.36%	0.82%	1.23%
Annualized return on average shareholders’ equity, as adjusted	9.48	4.86	17.03	8.56	15.97
Annualized return on average tangible shareholders’ equity, as adjusted	12.43	6.36	23.92	11.20	21.01
Efficiency ratio, as adjusted	55.60	67.83	49.67	58.59	53.21

Valley National Bancorp

Consolidated Financial Highlights

	Three Months Ended			Nine Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008	September 30,
($ in thousands)				2009	2008
AVERAGE BALANCE SHEET ITEMS:
Assets	$14,133,543	$14,214,185	$14,002,952	$14,271,759	$13,184,875
Interest earning assets	12,876,771	12,987,850	12,821,684	13,038,485	12,115,556
Loans	9,581,388	9,770,280	9,988,829	9,787,331	9,144,973
Interest bearing liabilities	10,413,440	10,502,379	10,744,038	10,583,670	10,154,659
Deposits	9,341,766	9,369,630	9,053,000	9,363,356	8,531,366
Shareholders’ equity	1,351,745	1,359,500	1,120,011	1,359,440	1,013,113
ALLOWANCE FOR CREDIT LOSSES:
Beginning of period	$102,317	$97,477	$75,949	$94,738	$74,935
Provision for credit losses	12,722	13,064	6,850	35,767	16,650
Charge-offs	(10,811)	(9,202)	(5,197)	(28,054)	(15,246)
Recoveries	826	978	749	2,603	2,012
Addition from acquisition	—	—	11,410	—	11,410

End of period	$105,054	$102,317	$89,761	$105,054	$89,761
Components:
Allowance for loan losses	$103,446	$100,761	$88,158	$103,446	$88,158
Reserve for unfunded letters of credit	1,608	1,556	1,603	1,608	1,603

Allowance for credit losses	$105,054	$102,317	$89,761	$105,054	$89,761

		As of and For the Period Ended
		September 30, 2009	June 30, 2009	December 31, 2008	September 30, 2008
BALANCE SHEET ITEMS:
Assets		$14,231,870	$14,132,031	$14,718,129	$14,288,151
Loans		9,511,413	9,618,377	10,143,690	10,057,281
Deposits		9,442,471	9,320,447	9,232,923	9,063,406
Shareholders’ equity		1,284,102	1,318,896	1,363,609	1,088,612
CAPITAL RATIOS:
Tier 1 leverage ratio		8.46%	8.74%	9.10%	7.26%
Risk-based capital - Tier 1		10.77	11.09	11.45	8.94
Risk-based capital - Total Capital		12.66	12.94	13.19	10.65
ASSET QUALITY:
Non-accrual loans		$74,045	$57,731	$33,073	$30,663
Other real estate owned		3,816	4,993	8,278	7,119
Other repossessed assets		4,931	3,699	4,317	4,060

Total non-performing assets (NPAs)		$82,792	$66,423	$45,668	$41,842
Loans past due 90 days or more and still accruing		23,094	19,523	15,557	12,677
Troubled debt restructured loans		19,406	21,954	7,628	9,353
ASSET QUALITY RATIOS:
Non-performing loans as a % of loans		0.78%	0.60%	0.33%	0.30%
NPAs as a % of loans and NPAs		0.87	0.69	0.45	0.42
Loans past due 30 days or more as a % of loans		1.60	1.49	1.06	0.86
Allowance for credit losses as a % of total loans		1.10	1.06	0.93	0.89
Annualized net charge-offs as a % of average loans		0.35	0.31	0.21	0.19

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA

(1)	This press release contains certain supplemental financial information, described in the following notes, which has been determined by methods other than Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley’s presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley’s business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

	Three Months Ended			Nine Months Ended
($ in thousands, except for share data)	September 30, 2009	June 30, 2009	September 30, 2008	September 30,
				2009	2008
Tangible book value per common share
Common shares outstanding	147,670,080	141,843,774	141,687,815	147,670,080	141,687,815

Shareholders’ equity	$1,284,102	$1,318,896	$1,088,612	$1,284,102	$1,088,612
Less: Preferred stock	(97,625)	(219,333)	—	(97,625)	—
Less: Goodwill and other intangible assets	(320,063)	(320,043)	(321,948)	(320,063)	(321,948)

Tangible shareholders’ equity	$866,414	$779,520	$766,664	$866,414	$766,664
Tangible book value	$5.87	$5.50	$5.41	$5.87	$5.41
Annualized return on average tangible equity
Net income	$31,582	$14,997	$3,595	$83,963	$76,661

Average shareholders’ equity	1,351,745	1,359,500	1,120,011	$1,359,440	$1,013,113
Less: Average goodwill and other intangible assets	(320,284)	(320,434)	(322,685)	(319,720)	(242,964)

Average tangible shareholders’ equity	$1,031,461	$1,039,066	$797,326	$1,039,720	$770,149
Annualized return on average tangible shareholders’ equity	12.25%	5.77%	1.80%	10.77%	13.27%
Adjusted net income available to common stockholders
Net income, as reported	$31,582	$14,997	$3,595	$83,963	$76,661
Add: Net impairment losses on securities recognized in earnings (net of tax)	465	1,523	44,080	3,346	44,675

Net income, as adjusted	32,047	16,520	47,675	87,309	121,336
Dividends on preferred stock and accretion	5,983	5,789	—	15,996	—

Net income available to common stockholders, as adjusted	$26,064	$10,731	$47,675	$71,313	$121,336
Adjusted per common share data
Net income available to common stockholders, as adjusted	$26,064	$10,731	$47,675	$71,313	$121,336
Average number of basic shares outstanding	145,052,655	141,804,034	141,568,980	142,889,382	135,358,526
Basic earnings, as adjusted	$0.18	$0.08	$0.34	$0.50	$0.90
Average number of diluted shares outstanding	145,053,020	141,804,908	141,717,842	142,889,911	135,437,231
Diluted earnings, as adjusted	$0.18	$0.08	$0.34	$0.50	$0.90
Adjusted annualized return on average assets
Net income, as adjusted	$32,047	$16,520	$47,675	$87,309	$121,336
Average assets	14,133,543	14,214,185	14,002,952	14,271,759	13,184,875
Annualized return on average assets, as adjusted	0.91%	0.46%	1.36%	0.82%	1.23%

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA - CONTINUED

	Three Months Ended			Nine Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008	September 30,
($ in thousands, except for share data)				2009	2008
Adjusted annualized return on average shareholders’ equity
Net income, as adjusted	$32,047	$16,520	$47,675	$87,309	$121,336
Average shareholders’ equity	1,351,745	1,359,500	1,120,011	1,359,440	1,013,113
Annualized return on average shareholders’ equity, as adjusted	9.48%	4.86%	17.03%	8.56%	15.97%
Adjusted annualized return on average tangible shareholders’ equity
Net income, as adjusted	$32,047	$16,520	$47,675	$87,309	$121,336
Average tangible shareholders’ equity	1,031,461	1,039,066	797,326	1,039,720	770,149
Annualized return on average tangible shareholders’ equity, as adjusted	12.43%	6.36%	23.92%	11.20%	21.01%
Adjusted efficiency ratio
Non-interest expense	$73,892	$78,106	$73,842	$228,944	$205,279

Net interest income	115,068	113,113	115,232	337,745	313,392
Non-interest income (loss)	17,078	(389)	(32,104)	47,674	5,077
Add: Net impairment losses on securities recognized in earnings	743	2,434	65,549	5,348	67,286

Gross operating income, as adjusted	$132,889	$115,158	$148,677	$390,767	$385,755
Efficiency ratio, as adjusted	55.60%	67.83%	49.67%	58.59%	53.21%

(2)	Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(3)	Non-interest income includes net trading gains (losses):

Trading securities	($648)	$5,802	($6,105)	$4,618	($8,667)
Junior subordinated debentures	(2,826)	(24,433)	20,852	(13,504)	21,116
FHLB advances	—	—	—	—	(1,194)

Total trading (losses) gains, net	($3,474)	($18,631)	$14,747	($8,886)	$11,255

(4)	Share data reflects the five percent common stock dividend issued on May 22, 2009.
(5)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(in thousands, except for share data)

	September 30, 2009	December 31, 2008
Assets
Cash and due from banks	$244,447	$237,497
Interest bearing deposits with banks	287,471	343,010
Investment securities:
Held to maturity, fair value of $1,542,765 at September 30, 2009 and $1,069,245 at December 31, 2008	1,578,746	1,154,737
Available for sale	1,345,864	1,435,442
Trading securities	32,173	34,236

Total investment securities	2,956,783	2,624,415

Loans held for sale, at fair value	14,218	4,542

Loans	9,511,413	10,143,690
Less: Allowance for loan losses	(103,446)	(93,244)

Net loans	9,407,967	10,050,446

Premises and equipment, net	268,319	256,343
Bank owned life insurance	302,520	300,058
Accrued interest receivable	60,530	57,717
Due from customers on acceptances outstanding	5,046	9,410
Goodwill	295,698	295,146
Other intangible assets, net	24,365	25,954
Other assets	364,506	513,591

Total Assets	$14,231,870	$14,718,129

Liabilities
Deposits:
Non-interest bearing	$2,225,626	$2,118,249
Interest bearing:
Savings, NOW and money market	4,025,047	3,493,415
Time	3,191,798	3,621,259

Total deposits	9,442,471	9,232,923

Short-term borrowings	199,392	640,304
Long-term borrowings	2,964,398	3,008,753
Junior subordinated debentures issued to capital trusts (includes fair value of $153,569 at September 30, 2009 and $140,065 at December 31, 2008 for VNB Capital Trust I)	178,843	165,390
Bank acceptances outstanding	5,046	9,410
Accrued expenses and other liabilities	157,618	297,740

Total Liabilities	12,947,768	13,354,520

Shareholders’ Equity*
Preferred stock, no par value, authorized 30,000,000 shares; issued 100,000 shares at September 30, 2009 and 300,000 shares at December 31, 2008	97,625	291,539
Common stock, no par value, authorized 200,430,392 shares; issued 149,393,107 shares at September 30, 2009 and 143,722,114 at December 31, 2008	52,611	48,228
Surplus	1,117,240	1,047,085
Retained earnings	76,851	85,234
Accumulated other comprehensive loss	(18,279)	(60,931)
Treasury stock, at cost (1,723,027 common shares at September 30, 2009 and 1,946,882 common shares at December 31, 2008)	(41,946)	(47,546)

Total Shareholders’ Equity	1,284,102	1,363,609

Total Liabilities and Shareholders’ Equity	$14,231,870	$14,718,129

*	Share data reflects the five percent common stock dividend issued on May 22, 2009.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Interest Income
Interest and fees on loans	$139,506	$151,871	$424,719	$422,113
Interest and dividends on investment securities:
Taxable	32,670	34,270	102,162	104,477
Tax-exempt	2,414	2,507	7,175	7,642
Dividends	2,493	2,222	6,475	6,819
Interest on federal funds sold and other short-term investments	198	130	646	2,032

Total interest income	177,281	191,000	541,177	543,083

Interest Expense
Interest on deposits:
Savings, NOW and money market	6,638	12,080	18,321	37,300
Time	19,833	27,902	76,118	85,552
Interest on short-term borrowings	487	2,122	3,617	6,641
Interest on long-term borrowings and junior subordinated debentures	35,255	33,664	105,376	100,198

Total interest expense	62,213	75,768	203,432	229,691

Net Interest Income	115,068	115,232	337,745	313,392
Provision for credit losses	12,722	6,850	35,767	16,650

Net Interest Income after Provision for Credit Losses	102,346	108,382	301,978	296,742

Non-Interest Income
Trust and investment services	1,811	1,774	5,048	5,286
Insurance premiums	2,504	2,351	8,074	7,987
Service charges on deposit accounts	6,871	7,480	20,071	21,102
(Losses) gains on securities transactions, net	(5)	(1,907)	246	(983)

Other-than-temporary impairment losses on securities	—	(65,549)	(5,905)	(67,286)
Portion recognized in other comprehensive income (before taxes)	(743)	—	557	—

Net impairment losses on securities recognized in earnings	(743)	(65,549)	(5,348)	(67,286)

Trading (losses) gains, net	(3,474)	14,747	(8,886)	11,255
Fees from loan servicing	1,216	1,243	3,585	3,690
Gains on sales of loans, net	2,699	282	7,275	1,006
Gains on sale of assets, net	128	171	477	256
Bank owned life insurance	1,421	2,659	4,189	8,804
Other	4,650	4,645	12,943	13,960

Total non-interest income (loss)	17,078	(32,104)	47,674	5,077

Non-Interest Expense
Salary expense	32,205	33,147	96,049	93,448
Employee benefit expense	8,285	8,363	25,493	24,215
Net occupancy and equipment expense	14,452	14,032	44,347	40,288
FDIC insurance assessment	3,355	412	16,786	887
Amortization of intangible assets	1,710	1,959	5,537	5,107
Professional and legal fees	2,056	1,852	6,295	6,038
Advertising	701	965	1,868	1,682
Other	11,128	13,112	32,569	33,614

Total non-interest expense	73,892	73,842	228,944	205,279

Income Before Income Taxes	45,532	2,436	120,708	96,540
Income tax expense (benefit)	13,950	(1,159)	36,745	19,879

Net Income	31,582	3,595	83,963	76,661
Dividends on preferred stock and accretion	5,983	—	15,996	—

Net Income Available to Common Stockholders	$25,599	$3,595	$67,967	$76,661

Earnings Per Common Share:*
Basic	$0.18	$0.03	$0.48	$0.57
Diluted	0.18	0.03	0.48	0.57
Cash Dividends Declared Per Common Share*	0.19	0.19	0.57	0.57
Weighted Average Number of Common Shares Outstanding:*
Basic	145,052,655	141,568,980	142,889,382	135,358,526
Diluted	145,053,020	141,717,842	142,889,911	135,437,231

*	Share data reflects the five percent common stock dividend issued on May 22, 2009.

Valley National Bancorp

($ in thousands)

	As Of
	9/30/2009	6/30/2009	3/31/2009	12/31/2008	9/30/2008
Loan Portfolio
Commercial and Industrial Loans	$1,804,822	$1,838,895	$1,888,564	$1,965,372	$1,905,469

Mortgage Loans:
Construction	446,662	479,294	504,416	510,519	470,006
Residential Mortgage	2,011,532	2,061,244	2,165,641	2,269,935	2,297,868
Commercial Real Estate	3,473,628	3,399,560	3,347,568	3,324,082	3,204,537

Total Mortgage Loans	5,931,822	5,940,098	6,017,625	6,104,536	5,972,411

Consumer Loans:
Home Equity	575,332	585,722	598,467	607,700	600,623
Credit Card	9,916	9,956	9,531	9,916	9,872
Automobile	1,114,070	1,165,159	1,245,192	1,364,343	1,474,328
Other Consumer	75,451	78,547	78,553	91,823	94,578

Total Consumer Loans	1,774,769	1,839,384	1,931,743	2,073,782	2,179,401

Total Loans	$9,511,413	$9,618,377	$9,837,932	$10,143,690	$10,057,281

	Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and Net Interest Income on a Tax Equivalent Basis
	Quarter End - 9/30/2009			Quarter End - 6/30/2009			Quarter End - 3/31/2009			Quarter End - 12/31/2008			Quarter End - 9/30/2008
	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Interest earning assets:
Loans (1)(2)	$9,581,388	$139,509	5.82%	$9,770,280	$141,361	5.79%	$10,015,090	$143,859	5.75%	$10,107,769	$150,810	5.97%	$9,988,829	$151,877	6.08%
Taxable investments (3)	2,731,907	35,163	5.15%	2,651,711	36,856	5.56%	2,663,019	36,618	5.50%	2,387,822	33,201	5.56%	2,544,825	36,492	5.74%
Tax-exempt investments (1)(3)	262,016	3,714	5.67%	253,104	3,676	5.81%	245,791	3,649	5.94%	252,823	3,765	5.96%	262,079	3,857	5.89%
Federal funds sold and other interest bearing deposits	301,460	198	0.26%	312,755	218	0.28%	331,091	230	0.28%	437,565	158	0.14%	25,951	130	2.00%

Total interest earning assets	12,876,771	178,584	5.55%	12,987,850	182,111	5.61%	13,254,991	184,356	5.56%	13,185,979	187,934	5.70%	12,821,684	192,356	6.00%

Other assets	1,256,772			1,226,335			1,216,269			1,206,650			1,181,268

Total assets	$14,133,543			$14,214,185			$14,471,260			$14,392,629			$14,002,952

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$3,961,327	$6,638	0.67%	$3,701,125	$5,796	0.63%	$3,565,543	$5,887	0.66%	$3,512,391	$8,661	0.99%	$3,766,357	$12,080	1.28%
Time deposits	3,111,150	19,833	2.55%	3,411,551	26,106	3.06%	3,653,422	30,179	3.30%	3,551,132	31,600	3.56%	3,228,453	27,902	3.46%
Short-term borrowings	198,459	487	0.98%	218,281	579	1.06%	454,774	2,551	2.24%	727,550	3,522	1.94%	530,408	2,122	1.60%
Long-term borrowings (4)	3,142,504	35,255	4.49%	3,171,422	35,227	4.44%	3,166,137	34,894	4.41%	3,163,624	35,421	4.48%	3,218,820	33,664	4.18%

Total interest bearing liabilities	10,413,440	62,213	2.39%	10,502,379	67,708	2.58%	10,839,876	73,511	2.71%	10,954,697	79,204	2.89%	10,744,038	75,768	2.82%

Non-interest bearing deposits	2,269,289			2,256,954			2,160,116			2,096,770			2,058,190
Other liabilities	99,069			95,352			104,021			96,335			80,713
Shareholders’ equity	1,351,745			1,359,500			1,367,247			1,244,827			1,120,011

Total liabilities and shareholders’ equity	$14,133,543			$14,214,185			$14,471,260			$14,392,629			$14,002,952

Net interest income/interest rate spread (5)		$116,371	3.16%		$114,403	3.03%		$110,845	2.85%		$108,730	2.81%		$116,588	3.18%

Tax equivalent adjustment		(1,303)			(1,290)			(1,281)			(1,323)			(1,356)

Net interest income, as reported		$115,068			$113,113			$109,564			$107,407			$115,232

Net interest margin (6)			3.57%			3.48%			3.31%			3.26%			3.59%
Tax equivalent effect			0.04%			0.04%			0.04%			0.04%			0.05%

Net interest margin on a fully tax equivalent basis (6)			3.61%			3.52%			3.35%			3.30%			3.64%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)	Net interest income as a percentage of total average interest earning assets.